                           ICE MILLER DONADIO & RYAN




August 12, 1997



Board of Directors
Consolidated Products, Inc.
500 Century Building
36 South Pennsylvania Street
Indianapolis, IN 46204

Dear Gentlemen and Ms. Aramian:

     We have acted as counsel to Consolidated Products, Inc., an Indiana corporation (the "Company"), in connection with the filing of a Registration Statement on Form S-3 (the "Registration Statement") with the Securities and Exchange Commission (the "Commission") for the purposes of registering under the Securities Act of 1933, as amended (the "Securities Act"), an aggregate of 45,097 shares of Common stock, $.50 stated value, of the Company (the "Common Stock") which are subject to issuance pursuant to the Consolidated Products, Inc. 1991 Non-employee Director Stock Option Plan (the "Plan").

     In connection therewith, we have investigated those questions of law we have deemed necessary or appropriate for purposes of this opinion. We also have examined originals, or copies certified or otherwise identified to our satisfaction, of those documents, corporate and other records, certificates and other papers that we deemed necessary to examine for the purpose of this opinion, including:

     1. The Company's Articles of Incorporation, together with all amendments thereto;

     2. A current Certificate of Existence from the Secretary of State of Indiana relating to the Company;

     3.   The Bylaws of the Company as amended to date;

     4. Resolutions relating to the Plan, the offering of the Common Stock and the filing of the Registration Statement adopted by the Company's Board of Directors (the "Resolutions");

     5.   A specimen certificate representing the Common Stock;

     6.   The Registration Statement;

     7.   The Plan; and

     8) The form of Stock Option Agreement to be entered into between the Company and persons who receive options under the Plan (the "Option Agreement").

     We also have relied, without investigation as to the accuracy thereof, on other certificates of and oral and written communication from public officials and officers of the Company.

     For purposes of this opinion, we have assumed (i) the authenticity of all documents submitted to us as originals and the conformity to authentic originals of all documents submitted to us as certified or other copies; (ii) that the Common Stock will be issued pursuant to the terms of the Registration Statement, the Plan and the Option Agreement; (iii) that the Resolutions will not be amended, altered or superseded before the issuance of the Common Stock; and (iv) that no changes will occur in the applicable law or the pertinent facts before the issuance of the Common Stock.

     Based upon the foregoing and subject to the qualifications set forth in this letter, we are of the opinion, that the Common Stock to be issued pursuant to the terms of the Plan is validly authorized and, when (a) the pertinent provisions of the Securities Act and all relevant state securities laws have been complied with and (b) the Common Stock has been delivered against payment therefor as contemplated by the Registration Statement, the Plan and the Option Agreement, the Common Stock will be legally issued, fully paid and non-assessable.

     We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. In giving this consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or under the rules and regulations relating thereto.


                              Very truly yours,



                              /s/ ICE MILLER DONADIO & RYAN
                              -------------------------------------



                                       13